Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact for Visant/Jostens: Paul Carousso

(914) 595-8218

Contact for Intergold: Miran Armutlu

(403) 267-8900

Visant Corporation Agrees to Make Offer to Acquire Intergold Ltd.

ARMONK, NEW YORK AND CALGARY, ALBERTA – March 2, 2010

Visant Corporation and Intergold Ltd. (TSXV:IGOA) jointly announce that Visant and Intergold have entered into a pre-acquisition agreement (the “Agreement”) pursuant to which Visant will, subject to certain customary conditions, make a cash offer to acquire all of the issued and outstanding common shares of Intergold. Visant intends to make the offer through a newly incorporated, wholly owned subsidiary of its Jostens, Inc. subsidiary. Visant has agreed to offer $0.16 (Cdn) per common share (the “Offer”).

The closing price of Intergold common shares on the last day it traded was $0.025 per share. The Offer will not be conditioned on any financing and will be funded through cash on hand and Visant’s existing revolving credit facilities. Jostens expects to maintain the Intergold facility in Calgary and Mr. Miran Armutlu, who currently serves as President of Intergold, is expected to remain as an employee of the combined organization following the completion of the Offer, serving in the capacity of master jeweller.

“The proposed Intergold acquisition supports our vision and is a strategic opportunity for Jostens’ scholastic business,” said Tim Larson, President and Chief Executive Officer of Jostens. He added, “following closing, we look forward to building on the collective strengths of Jostens and Intergold as we work together to celebrate the stories and achievements of customers”.

Mr. Miran Armutlu, President of Intergold commented, “we look forward to the opportunities the Jostens organization will offer Intergold’s operations and look forward to bringing Intergold’s unique skill set to Jostens”.

The Board of Directors of Intergold (the “Intergold Board”) has unanimously approved the Agreement and concluded that the transaction is in the best interests of Intergold and its shareholders. The Intergold Board has unanimously resolved to recommend that the Intergold shareholders tender their common shares in acceptance of the Offer. The Board of Directors of Visant has approved the Agreement and the transactions contemplated by the Agreement.

The Offer is subject to certain customary conditions, including its acceptance by the holders of at least two-thirds of the outstanding common shares of Intergold and regulatory approvals.

Pursuant to the Agreement, Intergold has agreed not to continue discussions with other parties concerning a sale transaction of Intergold, not to solicit or initiate discussions or negotiations with any third party with respect to alternative transactions and to grant Visant a right to match any other proposals. Each party has also agreed to pay the other a termination fee of $250,000 (Cdn) in certain circumstances if the Offer is not completed. Insiders who currently own approximately 47 percent of the issued and outstanding common shares of Intergold have entered into lock-up agreements assuring the tender of their shares in the Offer.

The Offer documents and the Directors’ Circular setting forth the Intergold Board of Director’s recommendations on the Offer are expected to be mailed to Intergold’s shareholders on or about March 16, 2010. Expiry of the Offer and closing are expected in April 2010.

About Intergold

Intergold is an Alberta, Canada corporation engaged in the design, manufacture and marketing of precious and non-precious metal custom recognition and fashion jewelry, including for the scholastic and champion sports segments.

About Visant

Visant Corporation, is a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics sampling and educational and trade publishing segments.

Visant’s Scholastic segment anchored by its Jostens subsidiary, provides services in conjunction with the marketing, sale, and production of class rings and an array of graduation products and other scholastic affinity products to schools and administrators primarily in high schools, colleges and other post-secondary institutions.

About Jostens

Visant’s Minneapolis-based Jostens subsidiary is a provider of products, programs and services that help people tell their stories, celebrate important traditions and recognize achievements. Jostens’ products include school yearbooks and other memory book products, scholastic products such as class rings and graduation products, and products for athletic champions and their fans. Jostens maintains an active business in Canada through its Jostens Canada Ltd. subsidiary, headquartered out of Winnipeg.

FORWARD LOOKING STATEMENTS

Certain statements in this press release may contain “forward-looking statements.” Forward-looking statements are based on the current expectations or forecasts of future events by management of Visant or Intergold. In particular, this news release contains forward-looking statements with respect to, among other things, the making of the Offer; maintaining Intergold’s existing facility in Calgary; the employment of Mr. Armutlu following completion of the Offer; the anticipated benefits of the Offer; the satisfaction of the conditions to the Offer, including acceptance by Intergold shareholders of the Offer; the expected mailing date of the Offer; and the timing and completion of the Offer. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. These statements are based on respective company management’s current expectations as of the date made and no assurance can be given that such expectations will prove correct. Readers are cautioned not to place undue reliance on these forward-looking statements and are encouraged to read the full cautionary statements in Visant Corporation’s or Intergold Ltd.’s public disclosure filings. All forward-looking statements speak only as of the date they are made and Visant and Intergold disclaim any obligation to publicly update or revise any of the forward-looking statements in light of new information, future events or otherwise, except as required by law.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.